CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-238038) on Form S-8 of First Horizon Corporation Savings Plan of our report dated June 24, 2026, with respect to the statements of net assets available for benefits of First Horizon Corporation Savings Plan as of December 31, 2025 and 2024, the related statement of changes in net assets available for benefits for the year ended December 31, 2025, and the related supplemental schedules as of December 31, 2025, which report appears in the December 31, 2025 annual report on Form 11-K of First Horizon Corporation Savings Plan.

/s/ CBIZ CPAs P.C.
Fort Lauderdale, Florida
June 24, 2026